Exhibit 99.1

Tesoro Corporation Reports 2014 Fourth Quarter and Record Full Year Results

•
Record all-time high full year net earnings from continuing operations of $872 million, or $6.67 per diluted share; excluding special items adjusted earnings were $887 million, or $6.79 per diluted share

•	Fourth Quarter net earnings from continuing operations of $172 million, or $1.34 per diluted share; excluding special items adjusted earnings were $187 million, or $1.46 per diluted share

•	Approved a 40% increase to regular quarterly dividend to $0.425 per share

•	Successful close of the $2.5 billion Rockies Natural Gas Business acquisition

•	Achieved annual business improvements of $560 million in 2014 exceeding goal by over 30%

•	Record retail performance with $195 million of segment operating income in the fourth quarter

SAN ANTONIO - February 11, 2015 - Tesoro Corporation (NYSE:TSO) today reported fourth quarter 2014 net earnings of $145 million or $1.13 per diluted share versus last year’s $7 million loss and full year 2014 net earnings of $843 million or $6.44 per diluted share, up 105% over 2013 net earnings of $412 million.

Adjusted Earnings for the fourth quarter, excluding special items of $15 million, were $187 million or $1.46 per diluted share. Special items include expenses related to transaction and integration costs associated with completing the Rockies Natural Gas Business acquisition, an inventory adjustment due to the lower of cost or market valuation, a throughput deficiency receivable from the Rockies Natural Gas Business acquisition and a benefit related to net legal settlements. Adjusted EBITDA and Adjusted Diluted EPS were negatively impacted by $69 million of compensation related costs for Tesoro and $17 million from an environmental accrual in our logistics business. Neither of these costs, which equate to $0.37 per diluted share, were included in our original guidance for costs in the fourth quarter. These costs are not clearly identifiable within our financial statements accompanying this release.

“2014 was a very successful year for the Company - not only from a financial standpoint - but also from our excellent safety and operating performance” said Greg Goff, Chairman, President and CEO. “We exceeded the Distinctive Performance Objectives we laid out for the company and have continued to transform Tesoro with the acquisition of the natural gas business within Tesoro Logistics LP. We returned over $600 million to shareholders in the form of dividends and share repurchases and invested an additional $500 million in Tesoro Logistics during 2014.”

	Three Months Ended December 31,		Years Ended December 31,
($ in millions, except per share data)	2014	2013	2014	2013
Operating Income
Refining	$151	$107	$1,288	$873
TLLP	37	21	206	74
Retail	195	24	424	120
Total Segment Operating Income	$383	$152	$1,918	$1,067
Net Earning (Loss) From Continuing Operations Attributable to Tesoro	$172	$(4)	$872	$392

Diluted EPS - Continuing Operations	$1.34	$(0.03)	$6.67	$2.85
Diluted EPS - Discontinued Operations	(0.21)	(0.02)	(0.23)	0.15
Total Diluted EPS	$1.13	$(0.05)	$6.44	$3.00
Adjusted Diluted EPS - Continuing Operations	$1.46	$0.04	$6.79	$2.79

The fourth quarter 2014 results were driven by strong refining, marketing and logistics performance. “Our record retail results highlight the value of our integrated business model,” said Goff.

The refining segment’s operating income of $151 million for the quarter was driven by strong fundamentals and consumer demand. The Tesoro Index was $9.45 per barrel (/bbl) for the quarter, up about $1.80/bbl relative to a year ago. Overall gross margin for the quarter was $11.08/bbl or 117% of the Tesoro Index, compared to $9.45/bbl or 124% of the Tesoro Index last year. As part of our continued commitment to improving our refining performance, we produced an additional 60 thousand barrels per day of higher value distillate products than the prior year, increasing our yield of these products by 1.5%. Total refinery throughput for the quarter was 808 thousand barrels per day, or 95% utilization. Direct manufacturing costs in the fourth quarter 2014 relative to the third quarter 2014 were up $0.12/bbl to $5.54/bbl.

The logistics segment’s operating income has seen substantial growth driven by increased throughput in the High Plains Pipeline system in North Dakota and significant growth from the West Coast products distribution assets. On December 2, 2014, Tesoro Logistics LP (“TLLP”) completed the acquisition of the Rockies Natural Gas Business, marking a significant step towards our vision of creating a full-service, integrated logistics company. As part of this transaction Tesoro acquired an additional $500 million of TLLP units.

The retail segment’s record operating income in the fourth quarter of $195 million was a result of favorable market conditions resulting from strong demand and decreasing crude oil prices. The lower retail prices have resulted in strong consumer demand and sales from our ARCO® network, and our expanding Exxon® and Mobil® retail network. Same store fuel sales were higher during the quarter by approximately 1.5% versus fourth quarter last year.

Corporate and unallocated costs were $101 million, including $4 million of corporate depreciation. This is higher than our guidance and run rate of $60 million due to higher compensation related costs.

Capital Spending and Liquidity
Capital spending for the fourth quarter 2014 was $208 million for Tesoro and $107 million for TLLP. Capital spending for the full year 2014 was $535 million for Tesoro and $244 million for TLLP. Full year 2015 capital spending is expected to be $570 million for Tesoro and $450 million for TLLP. Turnaround expenditures for the fourth quarter were $108 million. Turnaround expenditures for the full year were $196 million. Full year 2015 turnaround expenditures of $280 million are expected.

Tesoro ended the fourth quarter with $1.0 billion in cash and $2.2 billion of availability on the revolving credit facility. There are currently no borrowings under the revolving credit facility. Excluding TLLP debt and equity, total debt was $1.7 billion or 27% of total capitalization at the end of the fourth quarter 2014. On a consolidated basis, total outstanding debt was $4.3 billion or 38% of total capitalization.

TLLP ended the quarter with $260 million in borrowings under its separate revolving credit facility.

Returning Cash to Shareholders
During the fourth quarter, Tesoro returned about $187 million to shareholders through the purchase of nearly 2.2 million shares for $150 million and its regular quarterly dividend of $37 million.

Tesoro completed the previously existing $1.0 billion share repurchase program during 2014. Tesoro expects to continue to focus on opportunistic repurchases in 2015 under the new $1.0 billion share repurchase program authorized by the board of directors in July 2014.

Tesoro Corporation today also announced that the board of directors has approved an increase in the regular quarterly dividend by 40% to $0.425 per share payable on March 13, 2015, to all holders of record as of February 27, 2015.

Strategic Update
Through the end of December we estimate that we delivered $560 million in 2014 towards our ongoing Distinctive Performance Objectives around California synergies and business improvements. These objectives, which focus on improving gross margin and managing our costs to drive improvement in operating income, are clearly reflected in our record results this year.

“Tesoro is well positioned to move forward and achieve our business improvement objectives for 2015 by delivering additional annual improvements of $550 to $670 million,” said Goff. “We are focused on delivering the West Coast Improvements, Capturing Margin Improvements and Growing our Logistics business while maintaining strong financial discipline.”

The permit process for the Vancouver Energy project, to construct a 360 thousand barrel per day crude oil rail-to-marine terminal, is continuing to progress with Washington State’s Energy Facility Site Evaluation Committee (“EFSEC”). EFSEC has begun the adjudicative phase and based on the schedule it laid out is expected to release the Draft Environmental Impact Statement in May of 2015. We still expect EFSEC will submit its recommendation to the governor of Washington once it completes the adjudicative phase.

Public Invited to Listen to Analyst and Investor Conference Call
At 7:30 a.m. CT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2014 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Twitter Communication
Tesoro Corporation is utilizing Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of broader investor and stakeholder communication strategy. The Twitter page can be found at http://twitter.com/TesoroCorp.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning expectations about capital spending and turnaround expenditures; continued share repurchases under our new share repurchase program;.estimates and expectations regarding our synergy and business improvement objectives for 2015; and timing of the permitting and approval process for the Vancouver Energy project. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Non-GAAP Measures

Our management uses a variety of financial and operating metrics to analyze operating segment performance. To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses additional metrics that are known as “non-GAAP” financial metrics in its evaluation of past performance and prospects for the future. These metrics are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”). We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings (loss) in a certain period. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA.

We present EBITDA and adjusted EBITDA because we believe some investors and analysts use EBITDA and adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA and adjusted EBITDA are also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA and adjusted EBITDA should not be considered as alternatives to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities.

We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.

Items Impacting Comparability

As of December 31, 2013, we began reporting the logistics assets and operations of TLLP as a separate operating segment. In previous periods, when certain quantitative thresholds had not been met, TLLP’s assets and operations were presented within our refining operating segment. TLLP’s assets and operations include certain crude oil gathering assets and crude oil and refined products terminalling and transportation assets acquired from Tesoro and third parties. The historical results of operations of these assets have been retrospectively adjusted to conform to current presentation. These adjustments resulted in lower gross refining margins. The refining segment now includes costs for transportation and terminalling services provided by TLLP that were previously eliminated with consolidated reporting of TLLP revenues within our refining segment results.

The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition for all periods presented.

On September 25, 2013, we completed the sale of all of our interest in Tesoro Hawaii, LLC, which operated a 94 thousand barrel per day Hawaii refinery, retail stations and associated logistics assets (the “Hawaii Business”). We have reflected its results of operations as discontinued operations in our consolidated statements of operations for all periods presented, and, unless otherwise noted, we have excluded the Hawaii Business from the financial and operational data presented in the tables and discussion that follow.

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Revenues	$8,445	$10,116	$40,633	$37,601
Costs and Expenses:
Cost of sales (a)	7,282	9,258	35,691	34,085
Operating expenses (b)	589	560	2,402	1,911
Selling, general and administrative expenses (c)	133	108	342	337
Depreciation and amortization expense	153	133	562	489
Loss on asset disposals and impairments	6	5	4	24
Operating Income	282	52	1,632	755
Interest and financing costs, net (c) (d)	(67)	(40)	(235)	(149)
Equity in earnings (loss) of equity method investments	—	(1)	10	11
Other income (expense), net (b)	54	(2)	57	63
Earnings Before Income Taxes	269	9	1,464	680
Income tax expense	110	3	547	246
Net Earnings From Continuing Operations	159	6	917	434
Earnings (loss) from discontinued operations, net of tax (e)	(27)	(3)	(29)	20
Net Earnings	132	3	888	454
Less: Net earnings (loss) from continuing operations attributable to noncontrolling interest	(13)	10	45	42
NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION	$145	$(7)	$843	$412

NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION
Continuing operations	$172	$(4)	$872	$392
Discontinued operations	(27)	(3)	(29)	20
Total	$145	$(7)	$843	$412

NET EARNINGS (LOSS) PER SHARE - BASIC:
Continuing operations	$1.36	$(0.03)	$6.79	$2.90
Discontinued operations	(0.21)	(0.02)	(0.23)	0.15
Total	$1.15	$(0.05)	$6.56	$3.05
Weighted average common shares outstanding - Basic	125.8	132.5	128.5	135.0

NET EARNINGS (LOSS) PER SHARE - DILUTED:
Continuing operations	$1.34	$(0.03)	$6.67	$2.85
Discontinued operations	(0.21)	(0.02)	(0.23)	0.15
Total	$1.13	$(0.05)	$6.44	$3.00
Weighted average common shares outstanding - Diluted	127.8	134.9	130.8	137.3

____________________

(a)	Includes a charge of $42 million ($25 million after tax) for a lower of cost or market adjustment to inventory at December 31, 2014.

(b)
Includes a refund and settlement from a crude pipeline network rate case of $59 million ($37 million after tax) for the three months and year ended December 31, 2014 partially offset by accruals for legal reserves that are pending resolution of $15 million ($12 million after tax) for the three months and year ended December 31, 2014. Of these accruals, $10 million is recorded in operating expenses for both the three months and year ended December 31, 2014. Also includes a $16 million ($10 million after-tax) benefit related to the release of a legal reserve as a result of a favorable litigation settlement and $54 million ($34 million after-tax) in refunds from the settlement of a rate proceeding from the California Public Utilities Commission for the year ended December 31, 2013.

(c)
Includes stock-based compensation expense of $35 million and $46 million for the three months ended December 31, 2014 and 2013, respectively, and $55 million and $79 million for the years ended December 31, 2014 and 2013, respectively. The significant impact to stock-based compensation expense is primarily a result of changes in Tesoro's stock price during the periods as compared to the prior periods. Also includes transaction and integration costs related to the following acquisitions:

•
$18 million ($7 million to Tesoro, after-tax) for the three months and $19 million ($7 million to Tesoro, after-tax) year ended December 31, 2014 for TLLP’s acquisition of the natural gas gathering, processing, treating and transportation and crude oil gathering assets of QEP Field Services, LLC (the “Rockies Natural Gas Business”);

•
$16 million ($5 million to Tesoro, after-tax) in bridge fees incurred for TLLP’s acquisition of the Rockies Natural Gas Business for the three months and year ended December 31, 2014. These are recorded as interest and financing costs; and

•
$15 million ($9 million to Tesoro, after-tax) for the three months ended December 31, 2013 and $62 million ($35 million to Tesoro, after-tax) for the year ended December 31, 2013 for our acquisition of the integrated Southern California refining, marketing and logistics business on June 1, 2013 from BP West Coast Products, LLC and other affiliated sellers (the “Los Angeles Acquisition”) and TLLP’s acquisition of Chevron’s Northwest Products System.

(d)
Includes charges totaling $31 million and $10 million for premiums and unamortized debt issuance costs associated with the redemption of Tesoro’s 9.750% Senior Notes and TLLP’s 5.875% Senior Notes, respectively, during the year ended December 31, 2014.

(e)
Net loss from discontinued operations for the three months and year ended December 31, 2014 includes $42 million ($25 million after-tax) of charges for obligations we have to make certain improvements, and resolve penalties and fines from our past ownership of the Hawaii Refinery. The net earnings from discontinued operations in 2013 includes an $81 million ($49 million after-tax) gain related to the sale of the Hawaii Business, including a $17 million curtailment gain related to the remeasurement of our pension and other postretirement benefit obligations during the year ended December 31, 2013.

TESORO CORPORATION
SELECTED SEGMENT OPERATING DATA
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Earnings Before Income Taxes
Refining (a) (b)	$151	$107	$1,288	$873
TLLP (c) (f)	37	21	206	74
Retail	195	24	424	120
Total Segment Operating Income	383	152	1,918	1,067
Corporate and unallocated costs (c)	(101)	(100)	(286)	(312)
Operating Income	282	52	1,632	755
Interest and financing costs, net (b)	(67)	(40)	(235)	(149)
Equity in earnings (loss) of equity method investments	—	(1)	10	11
Other income (expense), net (b)	54	(2)	57	63
Earnings Before Income Taxes	$269	$9	$1,464	$680

Depreciation and Amortization Expense
Refining	$111	$101	$428	$386
TLLP	26	16	77	45
Retail	12	11	42	37
Corporate	4	5	15	21
Total Depreciation and Amortization Expense	$153	$133	$562	$489

Special Items, Before Taxes (f)
Refining	$(6)	$—	$(7)	$(70)
TLLP	28	—	29	4
Retail	—	—	—	—
Corporate	4	15	5	58
Total Special Items	$26	$15	$27	$(8)

Adjusted EBITDA
Refining	$256	$208	$1,709	$1,189
TLLP	91	37	312	123
Retail	207	35	466	157
Corporate	(39)	(83)	(199)	(159)
Total Adjusted EBITDA	$515	$197	$2,288	$1,310

Capital Expenditures
Refining	$171	$96	$451	$413
TLLP	107	24	244	83
Retail	27	14	54	40
Corporate	10	12	30	22
Total Capital Expenditures	$315	$146	$779	$558

___________________

(f)	The effects of special items on net earnings before income taxes by segment include:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Refining
Lower of cost or market inventory adjustment (a)	$42	$—	$42	$—
Legal settlements, net (b)	(48)	—	(49)	(70)
TLLP
Transaction and integration costs (c)	18	—	19	4
Throughput deficiency receivable (x)	10	—	10	—
Corporate and Other
Transaction and integration costs (c)	—	15	—	58
Legal settlements, net (b)	4	—	5	—

TESORO CORPORATION
OTHER SUMMARY FINANCIAL INFORMATION
(Unaudited) (Dollars in millions)

	December 31, 2014	December 31, 2013
Cash and cash equivalents (TLLP: $19 and $23, respectively)	$1,000	$1,238
Inventories	2,439	2,565
Current maturities of debt	6	6
Long-term debt (TLLP: $2,593 and $1,164, respectively)	4,254	2,823
Total equity	6,976	5,485
Total debt to capitalization ratio	38%	34%
Total debt to capitalization ratio, excluding TLLP debt (g)	27%	28%
Working capital	$1,608	$1,918
Total market value of TLLP units held by Tesoro (h)	1,658	1,000

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Cash distributions received from TLLP (i):
For common units held	$18	$10	$52	$35
For general partner units held	14	4	35	9
___________________

(g)
Excludes TLLP’s total debt, including capital leases, of $2.6 billion and $1.2 billion and noncontrolling interest of $2.5 billion and $1.2 billion at December 31, 2014 and 2013, respectively. TLLP’s debt is non-recourse to Tesoro, except for Tesoro Logistics GP, LLC.

(h)
Represents market value of units held at December 31, 2014 and 2013. Tesoro held 28,181,748 common units at a market value of $58.85 per unit based on the closing unit price at December 31, 2014. Tesoro held 3,855,824 common units and 15,254,890 subordinated units at a market value of $52.34 per unit based on the closing unit price at December 31, 2013.

(i)	Represents distributions received from TLLP during the three months and years ended December 31, 2014 and 2013 on units held by Tesoro.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
REFINING SEGMENT	2014	2013	2014	2013
Total Refining Segment
Throughput (Mbpd)
Heavy crude (j)	131	158	155	185
Light crude	609	562	613	459
Other feedstocks	68	66	57	53
Total Throughput	808	786	825	697

Yield (Mbpd)
Gasoline and gasoline blendstocks	428	407	429	350
Diesel fuel	179	174	191	158
Jet fuel	127	121	127	100
Heavy fuel oils, residual products, internally produced fuel and other	124	132	132	132
Total Yield	858	834	879	740

Refined Product Sales (Mbpd) (k)
Gasoline and gasoline blendstocks	493	492	507	429
Diesel fuel	202	181	206	176
Jet fuel	157	143	149	117
Heavy fuel oils, residual products and other	94	89	87	86
Total Refined Product Sales	946	905	949	808

Segment Operating Income ($ millions)
Gross refining margin (l)	$782	$683	$3,790	$2,848
Expenses
Manufacturing costs	412	392	1,692	1,308
Other operating expenses	99	75	358	253
Selling, general and administrative expenses	7	4	21	12
Depreciation and amortization expense	111	101	428	386
Loss on asset disposals and impairments	2	4	3	16
Segment Operating Income	$151	$107	$1,288	$873

Gross refining margin ($/throughput bbl) (m) (n)	$11.08	$9.45	$12.73	$11.19
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (l)	$5.54	$5.39	$5.62	$5.14
Refined Product Sales Margin ($/bbl) (l) (m)
Average sales price	$91.71	$112.95	$112.17	$118.40
Average costs of sales	87.17	105.22	102.59	109.64
Refined Product Sales Margin	$4.54	$7.73	$9.58	$8.76

__________________

(j)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(k)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(l)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market and fees charged by TLLP for the transportation and terminalling of crude oil and refined products at prices which we believe are no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(m)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. We calculate refined product sales margin per barrel by dividing refined product sales margin by total refining throughput. Refined product sales margin represents refined product sales less refined product cost of sales. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(n)
The gross refining margin per throughput barrel excludes of the impact the $42 million lower of cost or market adjustment recognized at December 31, 2014 in the computation of the rate at a consolidated or regional level.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Refining By Region	2014	2013	2014	2013
California (Martinez and Los Angeles)
Throughput (Mbpd)
Heavy crude (j)	124	152	149	178
Light crude	332	298	334	206
Other feedstocks	52	44	40	38
Total Throughput	508	494	523	422

Yield (Mbpd)
Gasoline and gasoline blendstocks	276	260	282	218
Diesel fuel	113	112	120	97
Jet fuel	76	75	80	57
Heavy fuel oils, residual products, internally produced fuel and other	83	85	85	83
Total Yield	548	532	567	455

Gross refining margin ($ millions)	$403	$276	$2,023	$1,304
Gross refining margin ($/throughput bbl) (m) (n)	$9.25	$6.08	$10.76	$8.47
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (l)	$6.35	$6.11	$6.43	$5.86
Capital expenditures ($ millions)	$67	$39	$167	$140

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd)
Heavy crude (j)	7	6	6	7
Light crude	150	143	153	138
Other feedstocks	11	18	12	11
Total Throughput	168	167	171	156

Yield (Mbpd)
Gasoline and gasoline blendstocks	76	75	74	65
Diesel fuel	28	28	32	28
Jet fuel	35	31	33	30
Heavy fuel oils, residual products, internally produced fuel and other	34	39	37	38
Total Yield	173	173	176	161

Gross refining margin ($ millions)	$104	$168	$642	$590
Gross refining margin ($/throughput bbl) (m) (n)	$7.20	$10.94	$10.43	$10.33
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (l)	$4.50	$4.30	$4.37	$4.17
Capital expenditures ($ millions)	$23	$6	$54	$48

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	127	121	126	115
Other feedstocks	5	4	5	4
Total Throughput	132	125	131	119

Yield (Mbpd)
Gasoline and gasoline blendstocks	76	72	73	67
Diesel fuel	38	34	39	33
Jet fuel	16	15	14	13
Heavy fuel oils, residual products, internally produced fuel and other	7	8	10	11
Total Yield	137	129	136	124

Gross refining margin ($ millions)	$274	$237	$1,120	$948
Gross refining margin ($/throughput bbl) (m) (n)	$22.91	$20.63	$23.44	$21.73
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (l)	$3.78	$3.98	$4.00	$3.86
Capital expenditures ($ millions)	$81	$51	$230	$225

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
TLLP SEGMENT	2014	2013	2014	2013
Gathering
Crude oil gathering pipeline throughput (Mbpd)	150	88	123	86
Average crude oil gathering pipeline revenue per barrel	$1.69	$1.29	$1.46	$1.27
Crude oil gathering trucking volume (Mbpd)	55	43	49	44
Average crude oil gathering trucking revenue per barrel	$3.22	$3.26	$3.23	$3.10
Gas gathering volume (thousands of MMBtu/day)	341	—	86	—
Average gas gathering revenue per MMBtu	$0.41	$—	$0.41	$—
Processing
NGL processing volumes (thousands of gallons)	8,231	—	8,231	—
Average keep-whole fee per gallon of NGLs	$0.85	$—	$0.85	$—
Natural gas processing volumes (thousands of MMBtu/day)	226	—	57	—
Average fee-based processing revenue per MMBtu	$0.30	$—	$0.30	$—
Terminalling and Transportation
Terminalling throughput (Mbpd)	911	927	917	739
Average terminalling revenue per barrel	$1.07	$0.72	$1.00	$0.69
Pipeline transportation throughput (Mbpd)	814	361	822	205
Average pipeline transportation revenue per barrel	$0.37	$0.50	$0.36	$0.52

Segment Operating Income ($ millions)
Revenues
Gathering	$53	$24	$137	$90
Processing	23	—	23	—
Terminalling and Transportation	116	77	442	223
Intersegment sales	(2)	—	(2)	—
Total Revenues (o)	190	101	600	313
Expenses
Operating expenses (p) (q)	92	53	247	162
General and administrative expenses (r)	35	11	74	32
Depreciation and amortization expense	26	16	77	45
Gain on asset disposals and impairments	—	—	(4)	—
Segment Operating Income	$37	$21	$206	$74
________________

(o)
TLLP segment revenues from services provided to our refining segment were $139 million and $86 million for the three months ended December 31, 2014 and 2013, respectively, and $497 million and $273 million for the years ended December 31, 2014 and 2013, respectively. These amounts are eliminated upon consolidation.

(p)
In September 2013, TLLP responded to the release of crude oil in a rural field northeast of Tioga, North Dakota (the “Crude Oil Pipeline Release”). The environmental liabilities related to the Crude Oil Pipeline Release include amounts estimated for remediation activities that will be conducted during the next few years to restore the site for agricultural use. TLLP accrued an additional $17 million during the year ended December 31, 2014 to reflect improved scope definition and estimates which resulted in an increase in the total estimated cost associated with the project.

(q)
TLLP segment operating expenses include amounts billed by Tesoro for services provided to TLLP under various operational contracts. These amounts totaled $11 million and $23 million for the three months ended December 31, 2014 and 2013, respectively, and $35 million and $71 million for the years ended December 31, 2014 and 2013, respectively. These amounts are eliminated upon consolidation. Additionally, TLLP segment third-party operating expenses related to the transportation of crude oil and refined products are reclassified to cost of sales upon consolidation.

(r)
TLLP segment general and administrative expenses include amounts charged by Tesoro for general and administrative services provided to TLLP under various administrative contracts. These amounts totaled $9 million and $7 million for the three months ended December 31, 2014 and 2013, respectively, and $37 million and $20 million for the years ended December 31, 2014 and 2013, respectively. These amounts are eliminated upon consolidation.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
RETAIL SEGMENT	2014	2013	2014	2013
Average Stations (during period)
Company/MSO-operated (s)	586	574	582	571
Branded jobber/dealer (t)	1,687	1,679	1,692	1,285
Total Average Retail Stations	2,273	2,253	2,274	1,856

Fuel Sales (millions of gallons)
Company/MSO-operated (s)	271	266	1,097	1,072
Branded jobber/dealer (t)	791	763	3,086	2,096
Total Fuel Sales	1,062	1,029	4,183	3,168

Fuel margin ($/gallon) (u)	$0.26	$0.09	$0.17	$0.12

Segment Operating Income ($ millions)
Gross Margins
Fuel (u)	$277	$96	$722	$390
Merchandise and other non-fuel margin	19	28	111	99
Total Gross Margins	296	124	833	489
Expenses
Operating expenses	81	87	352	318
Selling, general and administrative expenses	4	1	9	9
Depreciation and amortization expense	12	11	42	37
Loss on asset disposals and impairments	4	1	6	5
Segment Operating Income	$195	$24	$424	$120
________________

(s)
During the fourth quarter 2014, we converted our company-operated retail locations to multi-site operators (“MSO”) retaining the transportation fuel sales. All employees and merchandise inventory were transferred to the MSOs.

(t)	Reflects the acquisition of supply rights for approximately 835 dealer-operated and branded wholesale retail stations with the Los Angeles Acquisition on June 1, 2013.

(u)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon and different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts may use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Reconciliation of Net Earnings to EBITDA
Net earnings	$132	$3	$888	$454
(Earnings) loss from discontinued operations, net of tax	27	3	29	(20)
Depreciation and amortization expense	153	133	562	489
Interest and financing costs, net	67	40	235	149
Income tax expense	110	3	547	246
EBITDA (v)	$489	$182	$2,261	$1,318
Special items (f)	26	15	27	(8)
Adjusted EBITDA (v)	$515	$197	$2,288	$1,310

Reconciliation of Cash Flows from (used in) Operating Activities to EBITDA
Net cash from operating activities	$348	$189	$1,395	$859
Net cash used in (from) discontinued operations	1	3	3	(71)
Debt redemption charges	—	—	(41)	—
Deferred charges	137	118	256	451
Changes in current assets and current liabilities	(42)	(184)	186	(55)
Income tax expense	110	3	547	246
Stock-based compensation expense	(35)	(46)	(55)	(79)
Interest and financing costs, net	67	40	235	149
Deferred income tax benefit (expense)	(19)	56	(246)	(166)
Loss on asset disposals and impairments	(6)	(5)	(4)	(24)
Other	(72)	8	(15)	8
EBITDA (v)	$489	$182	$2,261	$1,318
Special items (f)	26	15	27	(8)
Adjusted EBITDA (v)	$515	$197	$2,288	$1,310
________________

(v)
We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings in a certain period.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Reconciliation of Refining Operating Income to Refining EBITDA
Operating income	$151	$107	$1,288	$873
Depreciation and amortization expense	111	101	428	386
EBITDA (v)	$262	$208	$1,716	$1,259
Special items (f)	(6)	—	(7)	(70)
Adjusted EBITDA (v)	$256	$208	$1,709	$1,189

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Reconciliation of TLLP Operating Income to TLLP EBITDA
Operating income	$37	$21	$206	$74
Depreciation and amortization expense	26	16	77	45
EBITDA (v)	$63	$37	$283	$119
Special items (f)	28	—	29	4
Adjusted EBITDA (v)	$91	$37	$312	$123

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Reconciliation of Retail Operating Income to Retail EBITDA
Operating income	$195	$24	$424	$120
Depreciation and amortization expense	12	11	42	37
EBITDA and Adjusted EBITDA (v)	$207	$35	$466	$157

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Reconciliation of Corporate and Other Operating Loss to Corporate and Other EBITDA
Operating loss	$(101)	$(100)	$(286)	$(312)
Depreciation and amortization expense	4	5	15	21
Equity in earnings (loss) of equity method investments	—	(1)	10	11
Other income (expense), net (d)	54	(2)	57	63
EBITDA (v)	$(43)	$(98)	$(204)	$(217)
Special items (f)	4	15	5	58
Adjusted EBITDA (v)	$(39)	$(83)	$(199)	$(159)

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Net Earnings (Loss) Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$172	$(4)	$872	$392
Special Items, After-tax: (w)
Transaction and integration costs (c)	12	9	12	35
Lower of cost or market inventory adjustment (a)	25	—	25	—
Throughput deficiency receivable (x)	3	—	3	—
Legal settlements, net (b)	(25)	—	(25)	(44)
Adjusted Earnings (y)	$187	$5	$887	$383

Diluted Net Earnings (Loss) per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$1.34	$(0.03)	$6.67	$2.85
Special Items Per Share, After-tax: (w)
Transaction and integration costs (c)	0.09	0.07	0.09	0.26
Lower of cost or market inventory adjustment (a)	0.20	—	0.19	—
Throughput deficiency receivable (x)	0.03	—	0.03	—
Legal settlements, net (b)	(0.20)	—	(0.19)	(0.32)
Adjusted Diluted EPS (y)	$1.46	$0.04	$6.79	$2.79
________________

(w)
For the purpose of reconciling net earnings, special items have been adjusted pre-tax to reflect our limited and general partner interests in TLLP including amounts attributable to our incentive distribution rights.

(x)
During December 2014, TLLP invoiced a QEP Field Services, LLC customer for a shortfall payment. TLLP did not recognize $10 million ($3 million to Tesoro, after tax) of revenue related to the billing period as it represented an opening balance sheet asset for the acquisition of the Rockies Natural Gas Business; however, TLLP is entitled to the cash receipt from such billing.

(y)
We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.